Exhibit 99.1

Ferguson Reports First Quarter Results
Continued Volume Growth with Full Year Guidance Unchanged
First quarter highlights
-     Sales of $7.8 billion, an increase of 0.8%.
-     Sales volume grew 3%, partially offset by continued deflation of approximately 2%.
-     Gross margin of 30.1%, down 10 bps from prior year.
-     Operating margin of 8.6% (9.1% on an adjusted basis).
-    Diluted earnings per share of $2.34 ($2.45 on an adjusted basis).
-    Declared quarterly dividend of $0.83, reflecting a 5% increase over the prior year.
-    Completed one acquisition during the quarter and one subsequently.
-    Share repurchases of $256 million during the quarter.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.2x.
December 10, 2024, Newport News, VA— Kevin Murphy, Ferguson CEO, commented, “Our associates remained focused on execution, delivering revenue growth in the quarter, despite continued market headwinds and commodity price deflation. The year has started largely as expected and our balanced business mix and ability to deploy scale locally give us confidence in our continued market outperformance. Our strong balance sheet and cash generative model allow us to continue to invest for organic growth, consolidate our fragmented markets through acquisitions and return capital to shareholders.”
“Our fiscal 2025 financial guidance remains unchanged, reflecting modest full year revenue growth with continued outperformance. While we anticipate an ongoing challenging near term market environment, we will continue to invest in scale and capabilities to take advantage of multi-year structural tailwinds such as underbuilt and aging U.S. housing, non-residential large capital projects and our opportunity with the plumbing and HVAC specialized professional.”
FY2025 Guidance (unchanged)

2025 Guidance
Net sales*	Low single digit growth
Adjusted operating margin**	9.0% - 9.5%
Interest expense	$180 - $200 million
Adjusted effective tax rate**	~26%
Capital expenditures	$400 - $450 million
* Net sales guidance assumes our markets are down low single digits, inclusive of pricing slightly down for the year. We assume continued Company market outperformance and contribution from already completed acquisitions, offset in part by one fewer sales day.
** The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Three months ended October 31,
US$ (In millions, except per share amounts)	2024		2023		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,772	7,772	7,708	7,708	+0.8%	+0.8%
Gross margin	30.1%	30.1%	30.2%	30.2%	(10) bps	(10) bps
Operating profit	665	706	739	773	(10.0)%	(8.7)%
Operating margin	8.6%	9.1%	9.6%	10.0%	(100) bps	(90) bps
Earnings per share - diluted	2.34	2.45	2.54	2.65	(7.9)%	(7.5)%
Adjusted EBITDA		758		819		(7.4)%
Net debt(1) : Adjusted EBITDA		1.2x		1.0x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
First quarter
Net sales of $7.8 billion were 0.8% ahead of last year driven by an organic revenue decline of 0.3%, offset by acquisition growth of 1.1%. On a volumetric basis, total volume increased by approximately 3% with organic volume up approximately 2%. Continued weakness in certain commodity related categories drove modest overall price deflation of around 2%.
Gross margin of 30.1% was 10 basis points lower than last year. Operating expense growth was driven by volumetric growth, cost inflation and continued investment in core capabilities for future growth.
Reported operating profit was $665 million (8.6% operating margin), 10.0% lower than last year. Adjusted operating profit of $706 million (9.1% adjusted operating margin) was 8.7% below last year.
Reported diluted earnings per share was $2.34 (Q1 2024: $2.54), a decrease of 7.9% compared to last year, and adjusted diluted earnings per share of $2.45 decreased 7.5% due to the lower adjusted operating profit, partially offset by the impact of share repurchases.
USA - first quarter
Net sales in the US business increased by 0.5%, with an organic revenue decline of 0.4% offset by a 0.9% contribution from acquisitions.
Residential end markets, which comprise just over half of US revenue, remained down year-over-year with market activity similar to the fourth quarter. Overall, our residential revenue was flat in the first quarter.
Non-residential end markets, representing just under half of US revenue, were slightly more resilient but also remain down year-over-year. We continue to take share with non-residential revenue growth of approximately 1% in the first quarter. Sales in civil/infrastructure and industrial end markets were stronger with commercial broadly flat. We continued to see good levels of shipment and bidding activity on large capital projects.
Adjusted operating profit of $697 million was 9.0% or $69 million below last year.
We completed one acquisition during the quarter, Fresno Pipe and Supply, a leading distributor of industrial pipes, valves and fitting products in California. Additionally, subsequent to quarter end we acquired Templeton and its affiliate, TEMSCO, which serve the water and wastewater industries in the southeast.

Canada - first quarter
Net sales grew by 6.3%, with an organic revenue growth of 1.3% and a 5.6% contribution from acquisitions, partially offset by a 0.6% adverse impact from foreign exchange rates. Markets have been similar to that of the United States with non-residential activity remaining more resilient than residential. Adjusted operating profit of $23 million was flat to last year.
Segment overview

	Three months ended October 31,
US$ (In millions)	2024	2023	Change
Net sales:
USA	7,369	7,329	+0.5%
Canada	403	379	+6.3%
Total net sales	7,772	7,708	+0.8%

Adjusted operating profit:
USA	697	766	(9.0)%
Canada	23	23	Flat
Central and other costs	(14)	(16)
Total adjusted operating profit	706	773	(8.7)%
Financial position
Net debt to adjusted EBITDA at October 31, 2024 was 1.2x and during the quarter we completed share repurchases of $256 million with approximately $600 million remaining under our current share repurchase program.
We declared a quarterly dividend of $0.83 representing a 5% growth over prior year. The dividend will be paid on February 6, 2025 to stockholders of record as of December 20, 2024.
During the quarter, we completed a public offering of $750 million of senior unsecured notes due in 2034. We used a portion of the net proceeds from the sale of the notes to prepay certain outstanding term loans, with the remaining proceeds to be used for general corporate purposes.
There have been no other significant changes to the financial position of the Company.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. GMT) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 233 4753
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 562266. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the specialized professional in our
$340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in
Newport News, Va., Ferguson has sales of $29.6 billion (FY’24) and approximately 35,000 associates in nearly 1,800 locations. For more information, please visit corporate.ferguson.com.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Provisional financial calendar

Q2 Results for period ending January 31, 2025	March 11, 2025 with call from 8:30 a.m. ET
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.83 per share is as follows:
Ex-dividend date:    December 20, 2024
Record date:        December 20, 2024
Payment date:        February 6, 2025
Further details can be found on our website corporate.ferguson.com, navigating to Investors, Shareholder Center, Dividends / Dividend History.
The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being December 20, 2024 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from December 18, 2024 through December 23, 2024 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets; changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws; our indebtedness and changes in our credit ratings and outlook; fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the course of our business as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to environmental, social and governance (“ESG”) matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations; adverse impacts caused by a public health crisis; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on September 25, 2024 and in other filings we make with the SEC in the future.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson Enterprises Inc.
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q1 2025		Q4 2024		Q3 2024		Q2 2024		Q1 2024
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	0.5%	(0.4)%	1.3%	(0.2)%	2.2%	(0.9)%	(2.2)%	(3.7)%	(2.7)%	(5.0)%
Canada	6.3%	1.3%	2.0%	(1.2)%	6.7%	(0.6)%	(3.7)%	(3.3)%	(5.0)%	(3.3)%
Total Company	0.8%	(0.3)%	1.4%	(0.2)%	2.4%	(0.9)%	(2.2)%	(3.7)%	(2.8)%	(4.9)%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended
	October 31,
(In millions)	2024	2023
Net income	$470	$519
Provision for income taxes	154	172
Interest expense, net	46	45
Other expense, net	(5)	3
Operating profit	665	739
Corporate restructurings(1)	3	—
Amortization of acquired intangibles	38	34
Adjusted Operating Profit	706	773
Depreciation & impairment of PP&E	44	39
Amortization of non-acquired intangibles	8	7
Adjusted EBITDA	$758	$819
(1)For the three months ended October 31, 2024, corporate restructurings primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of October 31,
(In millions)	2024	2023
Long-term debt	$3,447	$3,663
Short-term debt	550	55
Bank overdrafts(1)	5	28
Derivative liabilities	6	15
Cash and cash equivalents	(601)	(743)
Net debt	$3,407	$3,018
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheets.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	October 31,
	2024	2023
Net income	$1,686	$1,813
Provision for income taxes	711	550
Interest expense, net	180	188
Other expense, net	1	16
Corporate restructurings(1)	31	—
Impairments and other charges(2)	—	125
Depreciation and amortization	345	320
Adjusted EBITDA	$2,954	$3,012
Net Debt: Adjusted EBITDA	1.2x	1.0x
(1)     For the rolling twelve months ended October 31, 2024, corporate restructurings primarily related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States, including transition activities following the domicile.
(2)     For the rolling twelve months ended October 31, 2023, impairments and other charges related to $107 million in software impairment charges in the United States, as well as $18 million in charges associated with the closure of certain smaller, underperforming branches in the United States. Such amounts were mainly recorded in the third quarter of fiscal year 2023.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	October 31,
(In millions, except per share amounts)	2024		2023
		per share(1)		per share(1)
Net income	$470	$2.34	$519	$2.54
Corporate restructurings(2)	3	0.01	—	—
Amortization of acquired intangibles	38	0.19	34	0.16
Discrete tax adjustments(3)	(7)	(0.04)	—	—
Tax impact-non-GAAP adjustments(4)	(10)	(0.05)	(10)	(0.05)
Adjusted net income	$494	$2.45	$543	$2.65

Diluted weighted-average shares outstanding	201.3		204.6

(1)Per share on a dilutive basis.
(2)For the three months ended October 31, 2024, corporate restructurings primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(3)For the three months ended October 31, 2024, discrete tax adjustments mainly related to the tax treatment of certain compensation items that is not material.
(4)For the three months ended October 31, 2024 and 2023, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended
	October 31,
(In millions, except per share amounts)	2024	2023
Net sales	$7,772	$7,708
Cost of sales	(5,432)	(5,377)
Gross profit	2,340	2,331
Selling, general and administrative expenses	(1,585)	(1,512)
Depreciation and amortization	(90)	(80)
Operating profit	665	739
Interest expense, net	(46)	(45)
Other income (expense), net	5	(3)
Income before income taxes	624	691
Provision for income taxes	(154)	(172)
Net income	$470	$519

Earnings per share - Basic	$2.34	$2.55

Earnings per share - Diluted	$2.34	$2.54

Weighted average number of shares outstanding:
Basic	200.8	203.8
Diluted	201.3	204.6

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	October 31, 2024	July 31, 2024
Assets
Cash and cash equivalents	$601	$571
Accounts receivable, net	3,642	3,602
Inventories	4,393	4,188
Prepaid and other current assets	963	1,020
Assets held for sale	26	29
Total current assets	9,625	9,410
Property, plant and equipment, net	1,780	1,752
Operating lease right-of-use assets	1,610	1,565
Deferred income taxes, net	186	181
Goodwill	2,363	2,357
Other non-current assets	1,294	1,307
Total assets	$16,858	$16,572

Liabilities and stockholders’ equity
Accounts payable	$3,430	$3,410
Other current liabilities	2,309	1,806
Total current liabilities	5,739	5,216
Long-term debt	3,447	3,774
Long-term portion of operating lease liabilities	1,235	1,198
Other long-term liabilities	782	768
Total liabilities	11,203	10,956
Total stockholders' equity	5,655	5,616
Total liabilities and stockholders' equity	$16,858	$16,572

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Three months ended
	October 31,
	2024	2023
Cash flows from operating activities:
Net income	$470	$519
Depreciation and amortization	90	80
Share-based compensation	11	13
Changes in inventories	(203)	(217)
Changes in receivables and other assets	(4)	(29)
Changes in accounts payable and other liabilities	(169)	27
Other operating activities	150	164
Net cash provided by operating activities	345	557
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(22)	(12)
Capital expenditures	(77)	(91)
Other investing activities	—	7
Net cash used in investing activities	(99)	(96)
Cash flows from financing activities:
Purchase of treasury shares	(256)	(108)
Net change in debt and bank overdrafts	75	(39)
Cash dividends	—	(152)
Other financing activities	(33)	(14)
Net cash used in financing activities	(214)	(313)
Change in cash, cash equivalents and restricted cash	32	148
Effects of exchange rate changes	(3)	(9)
Cash, cash equivalents and restricted cash, beginning of period	625	669
Cash, cash equivalents and restricted cash, end of period	$654	$808